Exhibit 99.1

Contact:

Brendan Lahiff, Sr. Investor Relations Manager

Intersil Corporation

(408) 546-3399

investor@intersil.com

Intersil Corporation Reports Third Quarter Results

•	Third quarter revenue increased 30% year-over-year

•	Record gross margin of 58.9%

•	Achieves GAAP EPS of $0.26 per share; Non-GAAP EPS of $0.28 per share

•	Industrial end market grows to 34% of revenues

Milpitas, CA, October 20, 2010 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for its third quarter ended October 1, 2010.

Results of Operations

Net revenues for the third quarter were $219.1 million, a 30% increase from $168.3 million in the third quarter of 2009, and essentially flat compared to the $219.9 million in the second quarter of 2010. Intersil’s third quarter revenues ranked by end market were as follows: industrial, 34.4%; high-end consumer, 23.6%; computing, 21.2%; and communications, 20.8%.

Gross margin for the third quarter increased to a record 58.9%, compared with gross margin of 54.6% in the same quarter last year, and 58.3% in the second quarter of 2010.

Operating margin increased to 17.5% during the third quarter. Net income increased to $32.1 million, or $0.26 per diluted share, compared with net income of $12.3 million, or $0.10 per diluted share, in the same quarter last year, and net loss of $59.4 million, or a loss of $0.48 per diluted share, in the second quarter of 2010. Excluding the effects of intangible amortization and one-time acquisition charges, operating income was $48.2 million, or 22.0% of revenue, and excluding discrete tax benefits, net income was $34.5 million, or $0.28 per diluted share.

“Intersil’s third quarter revenues were similar to the prior quarter despite significantly reduced shipments of our PC power management products,” said Dave Bell, Intersil’s President and Chief Executive Officer. “We continued to make excellent progress in transforming our business towards higher margin industrial markets. The entire company also did an excellent job of managing operating expenses and manufacturing costs, allowing us to achieve record gross margin and our earnings guidance.”

At the end of the third quarter, Intersil’s cash and short-term investments totaled over $370 million, and free cash flow was $38 million for the third quarter.

Intersil’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on November 19, 2010 to shareholders of record as of the close of business on November 9, 2010.

Fourth Quarter 2010 Outlook

•	Revenues are expected to be in the range of $202 million to $214 million (-8% to -2% sequentially)

•	Research and development expenses are expected to be approximately $47 million

•	Selling, general and administrative expenses are expected to be approximately $35 million

•	Stock-based compensation expenses are expected to be approximately $9.2 million

•	Amortization of intangibles is expected to be approximately $7.3 million

•	GAAP earnings per diluted share are expected to be in the range of $0.17 to $0.20

•	Non-GAAP earnings per diluted share (excluding amortization of intangibles) are expected to be in the range of $0.21 to $0.24

“We expect the recent inventory correction to end and shipments to become better aligned with consumption during the fourth quarter. Design win activity remains strong across all end markets, and we are gaining share in industrial, our largest end market. Additionally, our business continues to benefit from our manufacturing capacity and low lead times,” said Bell.

Intersil will discuss its third quarter financial results during its scheduled conference call following the market close on October 20th. Those wishing to participate in the conference call please dial (866) 383-7998, and international participants please dial +1 (617) 597-5329, using the password 74813001 at approximately 1:40 p.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on Intersil’s Web site: http://www.intersil.com/investor.

A replay of the call will be available for two weeks following the conference call on Intersil’s Web site, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the password 35160584.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog, mixed signal and power management semiconductors. The Company’s products address some of the fastest growing markets within the communications, computing, consumer and industrial industries. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil’s management’s current expectations, estimates, beliefs, assumptions and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,”

“seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except per share amounts)

	Quarters Ended			Three Quarters Ended
	October 1, 2010	October 2, 2009	July 2, 2010	October 1, 2010	October 2, 2009
	(Q3 2010)	(Q3 2009)	(Q2 2010)	(YTD 2010)	(YTD 2009)

Net revenues	$219.1	$168.3	$219.9	$628.4	$433.7

Cost of revenues	90.1	76.5	91.7	264.2	197.0

Gross profit	129.1	91.8	128.2	364.2	236.8

Expenses
Research and development	47.5	38.4	47.2	136.4	108.2
Selling, general and administrative	33.4	31.9	35.6	100.6	87.5
Amortization of purchased intangibles	9.3	3.0	8.1	20.3	9.9
Acquisition related costs	0.4	0.6	6.5	7.9	0.4
Restructuring and other related activities	—	0.4	—	—	2.3

Operating income	38.4	17.5	30.8	99.0	28.4
Gain (loss) on deferred compensation investments	0.2	1.0	(0.3)	0.3	1.8
Loss on investments, net	—	(14.3)	(0.1)	(1.2)	(14.3)
Interest income	0.8	1.2	0.8	2.3	4.3
Interest expense and fees	(4.2)	(0.2)	(3.2)	(7.6)	(0.4)

Income before income taxes	35.2	5.2	28.1	92.9	19.8
Income tax expense (benefit)	3.2	(7.0)	87.5	92.6	(1.1)

Net income (loss)	$32.1	$12.3	$(59.4)	$0.3	$20.9

Earnings (loss) per share:
Basic	$0.26	$0.10	$(0.48)	$0.00	$0.17

Diluted	$0.26	$0.10	$(0.48)	$0.00	$0.17

Weighted average shares:
Basic	123.9	122.3	123.7	123.5	122.1

Diluted	124.0	122.3	123.7	124.5	122.2

	Quarters Ended			Three Quarters Ended
	October 1, 2010	October 2, 2009	July 2, 2010	October 1, 2010	October 2, 2009
Other financial metrics:
Stock-based compensation expense by classification:
Cost of revenues	$0.6	$0.6	$0.5	$1.6	1.9
Research and development	4.2	2.9	4.1	11.2	9.3
Selling, general and administrative	3.8	3.4	2.8	10.5	9.7

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Additional Information

Unaudited

(In US$ millions)

	Quarters Ended
	October 1, 2010	October 2, 2009	July 2, 2010
	(Q3 2010)	(Q3 2009)	(Q2 2010)

Cash flow information:
Cash from operations	$44.5	$34.8	$27.3
Net capital expenditures	6.5	2.2	4.3

Free cash flow	$38.0	$32.6	$23.0

EBITDA:
Operating income	$38.4	$17.5	$30.8
Depreciation	5.4	5.1	5.3
Intangible amortization	9.3	3.0	8.1
Stock-based compensation	8.6	6.9	7.3

EBITDA	$61.7	$32.5	$51.5

Effect of acquisition related costs
Operating income	$38.4	$17.5	$30.8
Acquisition costs	0.4	0.6	6.5
Intangible amortization	9.3	3.0	8.1

Operating income excluding acquisition related costs	$48.2	$21.1	$45.4

Revenues	$219.1	$168.3	$219.9
Operating margin excluding acquisition related costs	22.0%	12.6%	20.7%

Effect of tax reserves and acquisition costs
Net income (loss)	$32.1	$12.3	$(59.4)
Non-cash and discrete tax adjustments	(7.3)	—	81.0
Acquisition related costs	9.7	3.6	14.6

Net income excluding tax adjustments and acquisition costs	$34.5	$15.9	$36.2

Diluted shares outstanding	124.0	122.3	123.7

Adjusted earnings per share	$0.28	$0.13	$0.29

Six-month backlog	$167.2	$143.1	$227.1

Effect of certain noncash and discrete items:
Amortization of intangibles (net of tax)	$7.2	$2.6	$6.2
Restructuring and other related activities (net of tax)	—	0.3	—
Loss on investments (net of tax)	—	4.6	0.1
Stock-based compensation (net of tax)	6.6	5.9	5.6
Non-cash and discrete tax adjustments	(7.3)	—	81.0

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	October 1, 2010	January 1, 2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$370.4	$361.2
Trade receivables, net	101.1	73.6
Inventories, net	101.4	81.2
Prepaid expenses and other current assets	14.9	9.4
Deferred income taxes	27.4	27.4

Total current assets	615.3	552.8
Other assets:
Property, plant and equipment, net	102.3	102.3
Purchased intangibles, net	146.4	26.6
Goodwill	561.4	314.7
Deferred income taxes	96.4	91.0
Long-term investments	66.1	63.9
Other	93.1	14.5

Total other assets	1,065.6	613.0

Total assets	$1,680.9	$1,165.8

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$45.3	$31.5
Income taxes payable	181.2	30.7
Deferred net revenue	15.0	9.7
Other accrued items	79.4	62.8

Total current liabilities	321.0	134.7
Non-current liabilities
Long-term debt	296.3	—
Deferred tax charge	40.2	—

Total non-current liabilities	336.5	—

Total shareholders’ equity	1,023.4	1,031.1

Total liabilities and shareholders’ equity	$1,680.9	$1,165.8

Note: Totals and percentages may not add or calculate precisely due to rounding.